Exhibit 99.1

Media Release

FOR IMMEDIATE RELEASE	Contacts:	Richard W. Pehlke, 312.698.6711
Chief Financial Officer
Grubb & Ellis Realty Advisors, Inc.

Janice McDill, 312.698.6707
janice.mcdill@grubb-ellis.com
Grubb & Ellis Realty Advisors, Inc. Announces
Stockholder Approval of
Proposed Dissolution and Liquidation
     CHICAGO (April 14, 2008) — Grubb & Ellis Realty Advisors, Inc. (AMEX: GAV, GAV.WS) announced today that its stockholders voted to approve the dissolution of the Company and its proposed plan of liquidation, as presented in the Company proxy statement dated March 24, 2008, at the special meeting of the stockholders held on April 14, 2008.
     This approval was a necessary condition to the Company’s distributing its net assets to holders of common shares issued in its initial public offering.
     At the Company’s special meeting held today, a total of 25,330,735 shares of common stock (approximately 84.9% of those outstanding) were represented. The dissolution and liquidation was unanimously approved by the affirmative vote of all 25,330,735 shares represented at the special meeting.
     As disclosed in its proxy, the Company’s Board of Directors had adopted the proposed plan of liquidation, subject to the requisite stockholder approval. As previously announced, the Company has set April 17, 2008 as the record date for determining the stockholders entitled to receive liquidating distributions, and as of the close of business on such date the share transfer books of the Company will be closed and trading of the Company’s shares on the American Stock Exchange will be suspended. Accordingly, the Company shall file a certificate of dissolution with the Delaware Secretary of State for the purpose of effecting its dissolution and on April 18, 2008, the Company expects to begin making a first and final liquidating distribution of approximately $6.0891 per share issued in its initial public offering. No payments will be made in respect of the Company’s outstanding warrants or to any of the Company’s initial stockholders with respect to the shares owned by them prior to the initial public offering.
Grubb & Ellis Realty Advisors, Inc.
Grubb & Ellis Realty Advisors, Inc. is a blank check company formed by Grubb & Ellis Company in September 2005 for the purpose of acquiring office and industrial commercial real estate assets in suburban, secondary and tertiary markets. For more information, visit the Company’s Web site at www.grubb-ellisrealtyadvisors.com.
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